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                                                                    EXHIBIT 99.1

[TEXT]


           LA JOLLA PHARMACEUTICAL COMPLETES PHASE III CLINICAL TRIAL

                         RESULTS ANTICIPATED EARLY 2003

SAN DIEGO, DECEMBER 17, 2002 - La Jolla Pharmaceutical Company (Nasdaq: LJPC) announced it has completed its Phase III clinical trial of Riquent(TM), previously referred to as LJP 394. The Company is now compiling and auditing the data from the trial sites prior to the unblinding and analysis of results. The Company currently anticipates that it will report initial trial results as early as February 2003.

The primary endpoint of the Phase III trial is time to renal flare in patients with high-affinity antibodies to Riquent. Renal flares are potentially life-threatening episodes of kidney inflammation.

Based on trial data to date, there were 41 renal flares in patients with high-affinity antibodies and five renal flares in patients with low-affinity antibodies. The Company remains blinded as to whether these renal flares occurred in patients who received placebo or Riquent. The trial enrolled 317 patients with a history of lupus renal disease. Based on 313 patient samples analyzed to date, 294, or 94%, had high-affinity antibodies to Riquent.

The Phase III trial was a randomized, double-blind, placebo-controlled study designed to determine whether Riquent can significantly delay renal flares and delay the need for treatment with high-dose corticosteroids and/or cyclophosphamide in patients with high-affinity antibodies to Riquent.

All patients who completed the Phase III trial are eligible to enroll in an on-going open-label follow-on clinical trial. Patients in the follow-on open-label trial, which is designed to collect longer-term safety data, will receive weekly treatment with Riquent.

Lupus is a chronic, life-threatening autoimmune disease afflicting about 1 million people in the United States and Europe. A significant number of lupus patients develop kidney disease, the leading cause of morbidity and mortality in lupus patients. The current standard of care for lupus kidney disease involves treatment with corticosteroids and chemotherapy drugs that can cause severe side effects including diabetes, hypertension and sterility, and may leave patients vulnerable to opportunistic infections. Riquent is



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designed to specifically prevent the production of antibodies responsible for lupus kidney disease without suppressing the normal functions of the immune system.

La Jolla Pharmaceutical Company is a biotechnology company leading the development of therapeutics for antibody-mediated autoimmune diseases afflicting several million people in the United States and Europe. As noted above, the Company has completed its Phase III trial of Riquent(TM) (formerly LJP 394) in patients with lupus kidney disease, a leading cause of sickness and death in these patients. The Company has also completed a Phase I/II trial of LJP 1082 for the treatment of antibody-mediated thrombosis, a condition in which patients suffer from recurrent stroke, deep-vein thrombosis and other thrombotic events. The Company's common stock is traded on The Nasdaq Stock Market under the symbol LJPC. For more information about the Company, visit our Web site: http://www.ljpc.com.

Except for historical statements, this press release contains forward-looking statements involving significant risks and uncertainties, and a number of factors, both foreseen and unforeseen, could cause actual results to differ materially from our current expectations. Our analyses of clinical results of Riquent(TM), previously known as LJP 394, our drug candidate for the treatment of systemic lupus erythematosus ("lupus"), and LJP 1082, our drug candidate for the treatment of antibody-mediated thrombosis ("thrombosis"), are ongoing and future analyses could result in a finding that these drug candidates are not effective in large patient populations, do not provide a meaningful clinical benefit or may reveal a potential safety issue requiring us to develop new candidates. Our blood test to measure the binding affinity for Riquent(TM) is experimental, has not been validated by independent laboratories, may require regulatory approval and may be necessary for the approval and the commercialization of Riquent(TM). Our other potential drug candidates are at earlier stages of development and involve comparable risks. Analysis of our clinical trials could have negative or inconclusive results. Any positive results observed to date may not be indicative of future results. Even if results are promising, the U.S. Food and Drug Administration ("FDA") may require additional clinical trials, or may not approve our drugs. Our ability to develop and sell our products in the future may be affected by the intellectual property rights of third parties. Additional risk factors include the uncertainty of: obtaining required regulatory approvals; FDA approval of our manufacturing facilities and processes; the increase in capacity of our manufacturing capabilities for possible commercialization; successfully marketing and selling our products; our lack of manufacturing, marketing, and sales experience; generating future revenue from product sales or other sources such as collaborative relationships; future profitability; our need for additional financing; and our dependence on patents and other proprietary rights. Readers are cautioned to not place undue reliance upon forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date hereof. Interested parties are urged to review the risks described in our other reports and registration statements filed with the Securities and Exchange Commission from time, including the report on Form 10-K for the year ended December 31, 2001.